Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the registration statement on Form S-3 of Ritchie Bros. Auctioneers Incorporated of our reports dated February 24, 2023, with respect to the consolidated financial statements of IAA, Inc., and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of IAA, Inc. for the year ended January 1, 2023 incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

March 15, 2023